Exhibit 2


                                Henry F. Skelsey
                        c/o Fulton Capital Management LLC
                             One East Weaver Street
                               Greenwich, CT 06831




August 3, 2004

Mr. Dale Kutnick
P.O. Box 1122
Redding CT 06875

RE:    META GROUP INC.

Dear Dale:

This letter will set forth the initial outline of the terms of our agreement to attempt to acquire all the equity of META Group Inc. (the "Company") through Pangea Management LLC ("Pangea Management") or one of its subsidiaries ("New Company") (the "Transaction").

1. You and I will organize Pangea Management in Delaware initially as a 50:50 member managed LLC.

2. Pangea Management will retain Bingham McCutchen LLP as its counsel in connection with the Transaction.

3. Pangea Management will retain a financial advisor in connection with the Transaction.

4. The initial economic arrangements in respect of the Transaction will be as outlined in Exhibit A hereto.

If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this letter, whereupon this letter shall become a binding agreement between us as of the date above written.


Sincerely yours,


/s/ Henry F. Skelsey
-----------------------
HENRY F. SKELSEY



ACCEPTED AND AGREED:


/s/ Dale Kutnick
-----------------------
DALE KUTNICK


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                         EXHIBIT A - POTENTIAL SCENARIOS

I.   COMPANY PURCHASED BY PANGEA MANAGEMENT:
          Economics to be determined following determination of New Company capital structure and participants.

11.  NO TRANSACTION WITHIN 18 MONTHS:
          Kutnick and Skelsey to split Pangea Management's expenses of the attempted transaction 50-50.

III. COMPANY PURCHASED BY HIGHER BIDDER:
          Kutnick to pay all of Pangea Management's expenses of the attempted transaction and a fee of $200,000 to Skelsey.